Exhibit 10-18j
EMPLOYMENT AGREEMENT
This Employment Agreement, (the “Agreement”) is made as of the 1st day of January, 2007, between Selective Insurance Company of America, a New Jersey corporation with a principal place of business at 40 Wantage Avenue, Branchville, New Jersey 07890 (the “Company”) and Mary T. Porter, an individual residing at 139 Island View Drive, Annapolis, MD 21401 (the “Executive”).
SECTION 1. DEFINITIONS.
1.1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Accounting Firm” has the meaning given to such term in Section 3.6(b) hereof.
“Agreement” has the meaning given to such term in the Preamble hereto.
“Board” means the Board of Directors of the Company’s Parent.
“Cause” means any one or more of the following:
(i) the Executive shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony under, or within the meaning of, applicable United States federal or state law;
(ii) the Executive shall have breached in any respect any one or more of the material provisions of this Agreement, including, without limitation, any failure to comply with the Code of Conduct, and, to the extent such breach may be cured, such breach shall have continued for a period of thirty (30) days after written notice by the Chief Executive Officer to the Executive specifying such breach; or
(iii) the Executive shall have engaged in acts of insubordination, gross negligence or willful misconduct in the performance of the Executive’s duties and obligations to the Company.
For purposes of clauses (ii) and (iii) of this definition of “Cause”, no act, or failure to act, on the part of the Executive shall be considered grounds for “Cause” under such clauses if such act, or such failure to act, was done or omitted to be done based upon authority or express direction given by the Chief Executive Officer, Senior Executive Vice President of Insurance Operations, or such other executive as the Chief Executive Officer may designate, or based upon the advice of counsel for the Company.

“Change in Control” means the occurrence of an event of a nature that would be required to be reported by the Company’s Parent in response to Item 5.01 of a Current Report on Form 8-K, as in effect on the date thereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act; provided, however, that a Change in Control shall, in any event, conclusively be deemed to have occurred upon the first to occur of any one of the following events:
(i) The acquisition by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act or any successor provisions to either of the foregoing), including, without limitation, any current shareholder or shareholders of the Company’s Parent, of securities of the Company’s Parent resulting in such person or group being a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of twenty-five percent (25%) or more of any class of Voting Securities of the Company’s Parent;
(ii) The acquisition by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act or any successor provisions to either of the foregoing), including, without limitation, any current shareholder or shareholders of the Company’s Parent, of securities of the Company’s Parent resulting in such person or group being a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of twenty percent (20%) or more, but less than twenty-five percent (25%), of any class of Voting Securities of the Company’s Parent, if the Board adopts a resolution that such acquisition constitutes a Change in Control;
(iii) The sale or disposition of more than fifty percent (50%) of the Company’s Parent’s assets on a consolidated basis, as shown in the Company’s Parent’s then most recent audited consolidated balance sheet;
(iv) The reorganization, recapitalization, merger, consolidation or other business combination involving the Company’s Parent the result of which is the ownership by the shareholders of the Company’s Parent of less than eighty percent (80%) of those Voting Securities of the resulting or acquiring Person having the power to vote in the elections of the board of directors of such Person; or
(v) A change in the membership in the Board which, taken in conjunction with any other prior or concurrent changes, results in twenty percent (20%) or more of the Board’s membership being persons not nominated by the Company’s Parent’s management or the Board as set forth in the Company’s Parent’s then most recent proxy statement, excluding changes resulting from substitutions by the Board because of retirement or death of a director or directors, removal of a director or directors by the Board or resignation of a director or directors due to demonstrated disability or incapacity.
(vi) Anything in this definition of Change in Control to the contrary notwithstanding, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Executive, or a group of Persons which includes the Executive, acquiring, directly or indirectly, Voting Securities of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Code of Conduct” has the meaning given to such term in Section 2.3(a) hereof.
“Commencement Date” has the meaning given to such term in Section 2.2 hereof.
“Company” has the meaning given to such term in the Preamble hereto and includes any Person which shall succeed to or assume the obligations of the Company hereunder pursuant to Section 5.6 hereof.
“Company’s Parent” means Selective Insurance Group, Inc., a publicly traded New Jersey corporation with a principal office at 40 Wantage Avenue, Branchville, New Jersey 07890.
“Determination” has the meaning given to such term in Section 3.6(b) hereof.
“Disability” means the Executive’s physical injury or physical or mental illness which causes him to be absent from his duties with the Company on a full-time basis for a continuous period in excess of the greater of: (i) the period of disability constituting permanent disability as specified under the Company’s long-term disability insurance coverage applicable to the Executive at the time of the determination of the existence of a disability (or, if such determination is made after the occurrence of a Change in Control, as specified under the long-term disability insurance coverage applicable to the Executive prior to a Change in Control) or (ii) 180 days, unless within thirty (30) days after a Notice of Termination is thereafter given the Executive shall have returned to the full-time performance of his duties.
“Early Termination” has the meaning given to such term in Section 3.2 hereof.
“Excise Tax” has the meaning given to such term in Section 3.6(a) hereof.
“Executive” has the meaning given to such term in the Preamble hereto.
“Extended Benefit Period” has the meaning given to such term in Section 3.3(c) hereof.
“Good Reason” means the occurrence of any one or more of the following:
(i) any reduction in the Executive’s Salary below the annualized rate in effect on the date preceding the date on which a Change in Control shall have occurred unless such reduction is implemented for the senior executive staff generally, provided, however, that such reduction shall constitute Good Reason even if implemented for senior executive staff generally if such reduction occurs within two years after a Change in Control;

(ii) (A) a failure by the Company to continue in effect benefits that are comparable in the aggregate to the benefits the Executive receives under the Plans in which the Executive participates, other than as a result of the normal expiration of any such Plan as to other eligible employees in accordance with its terms as in effect on the date preceding the date on which a Change in Control shall have occurred, or (B) the taking of any action, or the failure to act, by the Company which would adversely affect the Executive’s continued participation in any of such Plans on at least as favorable a basis to him as was the case on the date preceding the date on which a Change in Control shall have occurred or which would materially reduce the Executive’s benefits in the future under any such Plans, unless, in any of the cases described in sub-clauses (A) and (B) of this clause (ii), such failure to continue in effect, taking of any action or failure to act affects all participants of such Plan generally;
(iii) without the Executive’s express prior written consent, the assignment to the Executive of any duties inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to a Change in Control, or any material diminution in the Executive’s responsibilities as an executive of the Company as compared with those he had as an executive of the Company immediately prior to a Change in Control, or any change in the Executive’s titles or office as in effect immediately prior to a Change in Control, or any removal of the Executive from, any of such positions, except in connection with the termination of the Executive’s employment for Cause, Disability or Retirement or as a result of the Executive’s death, or by his termination of his employment other than for Good Reason;
(iv) without the Executive’s express prior written consent, the imposition of a requirement by the Company that the Executive be based at any location in excess of fifty (50) miles from the location of the Executive’s office on the date preceding the date on which a Change in Control shall have occurred;
(v) without the Executive’s express prior written consent, any reduction in the number of paid vacation days to which the Executive was entitled as of the date preceding the date on which a Change in Control shall have occurred;
(vi) the failure by the Company to obtain from any Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets, the agreement of such Person as set forth in the proviso in Section 5.6 hereof; provided that such merger, consolidation or sale constitutes a Change in Control;
(vii) subsequent to a Change in Control, any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination given in accordance with Section 3.2 hereof; or

(viii) within two years after a Change in Control shall have occurred, any material breach by the Company of any of the terms and conditions of this Agreement or any Plans referred to in clause (ii) of this definition of “Good Reason” to which the Executive is entitled to receive benefits thereunder, provided, to the extent such breach may be cured, such breach shall have continued for a period of thirty (30) days after written notice of the Company specifying such breach.
“Gross-Up Payment” has the meaning given to such term in Section 3.6(a) hereof.
“Notice of Termination” means a written notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and, (iii) specify the date of termination in accordance with this Agreement (other than for a termination for Cause).
“Overpayments” has the meaning given to such term in Section 3.6(c) hereof.
“Person” means an individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.
“Plans” has the meaning given to such term in Section 2.4(b) hereof.
“Rabbi Trust” has the meaning given to such term in Section 3.4(d) hereof.
“Release” has the meaning given to such term in Section 3.5 hereof.
“Restrictive Covenants” has the meaning given to such term in Section 3.5 hereof.
“Retirement” means a termination of the Executive’s employment by the Company or the Executive (i) at such age as shall be established by the Board for mandatory or normal retirement of Company executives in general (which age shall be, if the determination of Retirement is made after the occurrence of a Change in Control, the age established by the Board prior to a Change in Control), which shall not be less than age 65, or (ii) at any other retirement age set by mutual agreement of the Company and the Executive and approved by the Board.
“Salary” has the meaning given to such term in Section 2.4(a) hereof.
“Section 409A Tax” has the meaning given to such term in Section 3.7 hereof.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Term” has the meaning given to such term in Section 2.2 hereof.

“Termination Date” means (i) if the Executive’s employment is to be terminated by the Company for Disability, thirty (30) days after a Notice of Termination is given; provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period; and (ii) if the Executive’s employment is to be terminated by either the Company or the Executive for any other reason, the date on which a Notice of Termination is given.
“Total Payments” has the meaning given to such term in Section 3.6(a) hereof.
“Triggering Event” has the meaning given to such term in Section 3.4(d) hereof.
“Trustee” has the meaning given to such term in Section 3.4(d) hereof.
“Underpayments” has the meaning given to such term in Section 3.6(c) hereof.
“Voting Securities” means, with respect to a specified Person, any security of such Person that has, or may have upon an event of default or in respect to any transaction, a right to vote on any matter upon which the holder of any class of common stock of such Person would have a right to vote.
1.2. Terms Generally. Unless the context of this Agreement requires otherwise, words importing the singular number shall include the plural and vice versa, and any pronoun shall include the corresponding masculine, feminine and neuter forms.
1.3. Cross-References. Unless otherwise specified, references in this Agreement to any Paragraph or Section are references to such Paragraph or Section of this Agreement.
SECTION 2. EMPLOYMENT AND COMPENSATION. The following terms and conditions will govern the Executive’s employment with the Company throughout the Term.
2.1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, on the terms and conditions set forth herein.
2.2. Term. The term of employment of the Executive under this Agreement shall commence as of the date hereof (the “Commencement Date”) and, subject to Section 3.1 hereof, shall terminate three (3) year(s) after the Commencement Date, and shall automatically be extended for additional one (1) year periods thereafter (any such renewal periods, together with the initial three (3) year period, being referred to as the “Term”) unless terminated by either party by written notice to the other party.

2.3. Duties.
(a) The Executive agrees to serve as Senior Vice President during the Term. In such capacity, the Executive shall have the responsibilities and duties customary for such office(s) and such other executive responsibilities and duties as are assigned by the Chief Executive Officer, Senior Executive Vice President of Insurance Operations, or such other executive as the Chief Executive Officer may designate, which are consistent with the Executive’s position(s). The Executive agrees to devote substantially all his business time, attention and services to the business and affairs of the Company and its subsidiaries and to perform his duties to the best of his ability. At all times during the performance of this Agreement, the Executive will adhere to the Code of Conduct of the Company (the “Code of Conduct”) that has been or may hereafter be established and communicated by the Company to the Executive for the conduct of the position or positions held by the Executive. The Executive may not accept directorships on the board of directors of for-profit corporations without the prior written consent of the Executive Vice President, Human Resources of the Company. The Executive may accept directorships on the board of directors of not-for-profit corporations without the prior, written consent of the Executive Vice President, Human Resources so long as (a) such directorships do not interfere with Executive’s ability to carry out his responsibilities under this Agreement, and (b) Executive promptly notifies the Executive Vice President, Human Resources in writing of the fact that he has accepted such a non-profit directorship.
(b) If the Company or the Executive elects not to renew the Term pursuant to Section 2.2, the Executive shall continue to be employed under this Agreement until the expiration of the then current Term (unless earlier terminated pursuant to Section 3.1 hereof), shall cooperate fully with the Chief Executive Officer, Senior Executive Vice President of Insurance Operations, or such other executive as the Chief Executive Officer may designate and shall perform such duties not inconsistent with the provisions hereof as he shall be assigned by the Chief Executive Officer, Senior Executive Vice President of Insurance Operations, or such other executive as the Chief Executive Officer may designate.
2.4. Compensation.
(a) Salary. For all services rendered by the Executive under this Agreement, the Company shall pay the Executive a salary during the Term at a rate of not less than TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) per year, which may be increased but not decreased unless decreased for the senior executive staff generally (the “Salary”), payable in installments in accordance with the Company’s policy from time to time in effect for payment of salary to executives. The Salary shall be reviewed no less than annually and nothing contained herein shall prevent the Company from at any time increasing the Salary or other benefits herein provided to be paid or provided to the Executive or from providing additional or contingent benefits to the Executive as it deems appropriate.
(b) Benefits. During the Term, the Company shall permit the Executive to participate in or receive benefits based on eligibility under the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan, the Selective Insurance Group, Inc. Cash Incentive Plan, the Selective Insurance Retirement Savings Plan, the Selective Insurance Company of America Deferred Compensation Plan, and any other incentive compensation, stock option, stock appreciation right, stock bonus, pension, group insurance, retirement, profit sharing, medical, disability, accident, life insurance plan, relocation plan or policy, or any other plan, program, policy or arrangement of the Company intended to benefit the employees of the Company generally, if any, in accordance with the respective provisions thereof, from time to time in effect (collectively, the “Plans”).

(c) Vacations and Reimbursements. During the Term, the Executive shall be entitled to vacation time off and reimbursements for ordinary and necessary business travel and entertainment expenses in accordance with the Company’s policies on such matters from time to time in effect.
(d) Perquisites. During the Term, the Company shall provide the Executive with suitable offices, secretarial and other services, and other perquisites to which other executives of the Company generally are (or become) entitled, to the extent as are suitable to the character of the Executive’s position with the Company, subject to such specific limits on such perquisites as may from time to time be imposed by the Company.
SECTION 3. TERMINATION AND SEVERANCE.
3.1. Termination. The Executive’s employment hereunder shall commence on the Commencement Date and continue until the expiration of the Term, except that the employment of the Executive hereunder shall earlier terminate:
(a) Death. Upon the Executive’s death.
(b) Disability. At the option of the Company, upon the Disability of the Executive.
(c) For Cause. At the option of the Company, for Cause.
(d) Resignation. At any time at the option of the Executive, by resignation (other than a resignation for Good Reason).
(e) Without Cause. At any time at the option of the Company, without Cause; provided, that a termination of the Executive’s employment hereunder by the Company based on Retirement, death, or Disability shall not be deemed to be a termination without Cause.
(f) Relocation. At the option of the Executive at any time prior to a Change in Control, if the Company imposes a requirement without the consent of the Executive that the Executive be based at a location in excess of fifty (50) miles from the location of the Executive’s office on the Commencement Date.
(g) For Good Reason. At any time at the option of the Executive within two (2) years following the occurrence of a Change in Control, for Good Reason.

3.2. Procedure For Termination. Any termination of the Executive’s employment by the Company or by the Executive prior to the expiration of the Term (an “Early Termination”) shall be communicated by delivery of a Notice of Termination to the other party hereto given in accordance with Section 5.13 hereof. Any Early Termination shall become effective as of the applicable Termination Date.
3.3. Rights and Remedies on Termination. The Executive will be entitled to receive the payments and benefits specified below if there is an Early Termination.
(a) Accrued Salary. If the Executive’s employment is terminated pursuant to any of the Paragraphs set forth in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall only be entitled to receive his accrued and unpaid Salary through the Termination Date.
(b) Severance Payments.
(i) If the Executive’s employment is terminated pursuant to Paragraphs (a) or (b) in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the product of (A) 1 times (B) the Executive’s Salary plus an amount equal to the average of the three most recent annual cash incentive payments (each an “ACIP”) made to the Executive; provided that any such severance payment shall be reduced by the amount of payments the Executive receives under any life or disability insurance policies with respect to which the premiums were paid by the Company.
(ii) If the Executive’s employment is terminated pursuant to Paragraph (e) or (f) in Section 3.1 hereof, then the Executive shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the product of (A) 1.5 times (B) the Executive’s Salary plus an amount equal to the average of the three most recent ACIP payments made to the Executive.
(iii) The severance payment required to be paid by the Company to the Executive pursuant to Paragraph (b)(i) or (b)(ii) above, shall, subject to Section 3.7, be paid in equal monthly installments over the twelve (12) month period following the Termination Date.
(c) Severance Benefits.
(i) If the Executive’s employment is terminated pursuant to any of the Paragraphs set forth in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall be entitled to receive the benefits which the Executive has accrued or earned or which have become payable under the Plans as of the Termination Date, but which have not yet been paid to the Executive. Payment of any such benefits shall be made in accordance with the terms of such Plans.

(ii) If the Executive’s employment is terminated pursuant to Paragraph (e) or (f) in Section 3.1 hereof, then the Company shall, subject to Section 3.7, maintain in full force and effect for the continued benefit of the Executive and his dependents for a period terminating on the earlier of (A) twelve (12) months following the applicable Termination Date, or (B) the commencement date of equivalent benefits from a new employer, (any such period being referred to as the applicable “Extended Benefit Period”) all insured and self-insured medical, dental, vision, disability and life insurance employee benefit Plans in which the Executive was entitled to participate immediately prior to the Termination Date; provided that the Executive’s continued participation is not barred under the general terms and provisions of such Plans. Notwithstanding the foregoing, the Executive shall continue to participate in such Plans during the Extended Benefit Period only to the extent that such Plans remain in effect for other executives of the Company from time to time during the Extended Benefit Period and subject to the terms of such Plans, including any modifications and amendments thereto following the Termination Date. In the event that the Executive’s participation in any such Plan is barred by its terms, the Company shall arrange, at its sole cost and expense, to have issued for the benefit of the Executive and his dependents during the Extended Benefit Period individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which the Executive otherwise would have been entitled to receive under such Plans pursuant to this Paragraph (c)(ii). Executive shall be responsible for making any required contributions to the cost of such coverage, on an after-tax basis, at the rate which Executive was obligated to pay immediately prior to the Termination Date. If, at the end of the applicable Extended Benefit Period, the Executive has not previously received or is not receiving equivalent benefits from a new employer, or is not otherwise receiving such benefits, the Company shall arrange to enable the Executive to convert his and his dependents’ coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions upon termination of employment. In no event shall the Company’s obligation to provide disability benefits hereunder be reduced as a result of any individual disability policy purchased by the Executive.

(d) Rights Under Plans. If the Executive’s employment is terminated pursuant to Paragraphs (a), (b), (e), or (f) in Section 3.1 hereof, the Executive shall be entitled to the benefits of any stock options, stock appreciation rights, restricted stock grants, stock bonuses or other benefits theretofore granted by the Company to the Executive under any Plan, whether or not provided for in any agreement with the Company; provided, however, that (i) all unvested stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives and similar benefits shall be deemed to be vested in full on the Termination Date, notwithstanding any provision to the contrary or any provision requiring any act or acts by the Executive in any agreement with the Company or any Plan; (ii) to the extent that any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits shall require by its terms the exercise thereof by the Executive, the last date to exercise the same shall, notwithstanding any provision to the contrary in any agreement or any Plan, be the earlier of (A) the later to occur of the fifteenth day of the third month following the date at which, or the December 31 of the calendar year in which, any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits would otherwise have expired if not extended, or (B) the original expiration date had the Executive’s employment not so terminated; and (iii) if the vesting or exercise pursuant hereto of any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits shall have the effect of subjecting the Executive to liability under Section 16(b) of the Securities Exchange Act or any similar provision of law, the vesting date thereof shall be deemed to be the first day after the Termination Date on which such vesting may occur without subjecting the Executive to such liability.
(e) No Double Dipping.
(i) The severance payments and severance benefits the Executive may be entitled to receive pursuant to this Section 3.3 shall be in lieu of any of the payments and benefits the Executive may be entitled to receive pursuant to any other agreement, plan or arrangement providing for the payment of severance payments or benefits.
(ii) The Executive expressly disclaims any interest he may have in the Selective Insurance Company of America Severance Plan.
3.4. Rights and Remedies on Termination After Change in Control. The Executive will be entitled to receive the severance payments and severance benefits specified below in the event there shall occur a termination of the Executive’s employment pursuant to Paragraph (e) or (g) of Section 3.1 hereof within two (2) years following the occurrence of a Change in Control. The severance payments and benefits the Executive may be entitled to receive pursuant to this Section 3.4 shall be in addition to, and not in lieu of, any of the payments and benefits the Executive may be entitled to receive pursuant to Section 3.3 hereof, unless expressly so stated to be in lieu of such benefits and/or payments.

(a) Severance Payments. The Executive shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the product of (i) 1.5; and (ii) the greater of:
(1) the sum of the Executive’s Salary plus the Executive’s target ACIP in effect as of the Termination Date, or
(2) the sum of the Executive’s Salary in effect as of the Termination Date plus the Executive’s average ACIP for the three calendar years prior to the calendar year in which the Termination Date occurs.
Such payment shall be made, subject to Section 3.7, thirty (30) business days following the Termination Date, provided that the Executive has executed and delivered a Release pursuant to Section 3.5 hereof and such Release has become effective and irrevocable. The severance payment required to be paid by the Company to the Executive pursuant to this Section 3.4(a) shall be in lieu of, and not in addition to, any other severance payments required to be paid by the Company to the Executive.
(b) Severance Benefits. Subject to Section 3.7, the Company shall maintain in full force and effect, for the continued benefit of the Executive and his dependents for a period terminating on the earlier of: (i) eighteen (18) months after the Termination Date or (ii) the commencement date of equivalent benefits from a new employer (the “CIC Extended Benefit Period”), all insured and self insured medical, dental, vision, disability and life insurance employee welfare benefit plans in which the Executive was entitled to participate immediately prior to the Termination Date; provided that the Executive’s continued participation is not barred under the general terms and provisions of such Plans. Notwithstanding the foregoing, the Executive shall continue to participate in such Plans during the CIC Extended Benefit Period only to the extent that such Plans remain in effect for other executives of the Company from time to time during the CIC Extended Benefit Period and subject to the terms of such Plans, including any modifications and amendments thereto following the Termination Date. In the event that the Executive’s participation in any such Plan is barred by its terms, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of the Executive and his dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which the Executive otherwise would have been entitled to receive under such Plans pursuant to this Paragraph (b). Executive shall be responsible for making any required contributions to the cost of such coverage, on an after-tax basis, at the rate which Executive was obligated to pay immediately prior to the Termination Date. If, at the end of the applicable CIC Extended Benefit Period, the Executive has not previously received or is not receiving equivalent benefits from a new employer, or is not otherwise receiving such benefits, the Company shall arrange to enable the Executive to convert his and his dependents’ coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions upon termination of employment. The severance benefits required to be provided by the Company to the Executive pursuant to this Paragraph (b) shall be in lieu of, and not in addition to, any severance benefits required to be provided to the Executive pursuant to Section 3.3(c)(ii) hereof. In no event shall the Company’s obligation to provide disability benefits hereunder be reduced as a result of any individual disability policy purchased by the Executive.

(c) Rights Under Plans. The Executive shall be entitled to the benefits of any stock options, stock appreciation rights, restricted stock grants, stock bonuses or other benefits theretofore granted by the Company to the Executive under any Plan, whether or not provided for in any agreement with the Company; provided, however, that (i) all unvested stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives and similar benefits shall be deemed to be vested in full on the Termination Date, notwithstanding any provision to the contrary or any provision requiring any act or acts by the Executive in any agreement with the Company or any Plan; (ii) to the extent that any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits shall require by its terms the exercise thereof by the Executive, the last date to exercise the same shall, notwithstanding any provision to the contrary in any agreement or any Plan, be the earlier of (A) the later to occur of the fifteenth day of the third month following the date at which, or the December 31 of the calendar year in which, any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits would otherwise have expired if not extended or (B) the original expiration date had the Executive’s employment not so terminated; and (iii) if the vesting or exercise pursuant hereto of any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits shall have the effect of subjecting the Executive to liability under Section 16(b) of the Securities Exchange Act or any similar provision of law, the vesting date thereof shall be deemed to be the first day after the Termination Date on which such vesting may occur without subjecting the Executive to such liability.
(d) Rabbi Trust. The Company shall maintain a trust intended to be a grantor trust within the meaning of subpart E, Part I, subchapter J, chapter 1, subtitle A of the Code (the “Rabbi Trust”). Coincident with the occurrence of a Change in Control, the Company shall promptly deliver to a bank as trustee of the Rabbi Trust (the “Trustee”), an amount of cash or certificates of deposit, treasury bills or irrevocable letters of credit adequate to fully fund the payment obligations of the Company under this Section 3.4. The Company and Trustee shall enter into a trust agreement that shall provide that barring the insolvency of the Company, amounts payable to the Executive under this Section 3.4 (subject to Section 3.7) shall be paid by the Trustee to the Executive five (5) days after written demand by the Executive to the Trustee, with a copy to the Company, certifying that such amounts are due and payable under this Section 3.4 because the Executive’s employment has been terminated pursuant to Paragraph (e) or (g) in Section 3.1 hereof at a time which is within two (2) years following the occurrence of a Change in Control (a “Triggering Event”). Such trust agreement shall also provide that if the Company shall, prior to payment by the Trustee, object in writing to the Trustee, with a copy to the Executive, as to the payment of any amounts demanded by the Executive under this Section 3.4, certifying that such amounts are not due and payable to the Executive because a Triggering Event has not occurred, such dispute shall be resolved by binding arbitration as set forth in Section 5.8 hereof.

3.5. Conditions to Severance Payments and Benefits. The Executive’s right to receive the severance payments and benefits pursuant to Sections 3.3 and 3.4 hereof, is expressly conditioned upon (a) receipt by the Company of a written release (a “Release”) executed by the Executive in the form of Exhibit A hereto, and the expiration of the revocation period described therein without such Release having been revoked, and (b) the compliance by the Executive with the covenants, terms or provisions of Sections 4.1 and 4.2 hereof (the “Restrictive Covenants”). If the Executive shall fail to deliver a Release in accordance with the terms of this Section 3.5 or shall breach any of the Restrictive Covenants, the Company’s obligation to make the severance payments and to provide the severance benefits pursuant to Sections 3.3 and 3.4 hereof shall immediately and irrevocably terminate.
3.6. Tax Effect of Payments.
(a) Gross-Up Payment. In the event that it is determined that any payment, distribution or other benefit of any type to or for the Executive’s benefit made by the Company, by any of its affiliates, by any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such Person, whether paid or payable or distributed or distributable or otherwise made available pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes imposed upon the Gross-Up Payment, including any Excise Tax, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Total Payments.
(b) Determination by Accountant. All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code) that are required to be made under this Section, including all determinations of whether a Gross-Up Payment is required, of the amount of such Gross-Up Payment and of amounts relevant to the last sentence of this Section (collectively, the “Determination”), shall be made by an independent accounting firm acceptable to each of the parties hereto, or, if no firm is acceptable to both parties hereto, each of the Executive and the Company shall select an accounting firm acceptable to it, and such accounting firms shall together designate an independent accounting firm, provided, however, that any accounting firm so designated shall not have been previously retained by either party for a period of a least two (2) years subsequent to the applicable Termination Date. Any independent accounting firm selected by the Executive and the Company or designated pursuant to this Paragraph (b) shall be referred to herein as the “Accounting Firm”. Subject to Section 3.6(c) and Section 3.7, if a Gross-Up Payment is determined to be payable, it shall be paid by the Company to the Executive within five (5) days after such Determination is delivered to the Company. Subject to Section 3.6(c), any Determination by the Accounting Firm shall be binding upon the Company and Executive, absent manifest error. All of the costs and expenses of the Accounting Firm shall be borne by the Company.

(c) Underpayments and Overpayments. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayments”) or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”). In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by the Company to or for the Executive’s benefit. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (i) the Executive shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that the Executive has retained or has received as a refund or has received the benefit of from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this Section, which is to make the Executive whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive’s repaying to the Company an amount which is less than the Overpayment. Anything herein to the contrary notwithstanding, in the event of a final determination as to the liability for the Excise Tax applicable to the Total Payments such determination shall be the basis for determining whether there have been Underpayments or Overpayments pursuant to this Section 3.6. For this purpose, a final determination shall mean a final agreement reached with the Internal Revenue Service or a final determination by a court with jurisdiction from which there is no appeal, in either case, concluded in accordance with the provisions of this Paragraph (c).
(d) Application of Section 409A. Notwithstanding anything contained in this Section 3.6, no portion of the Gross-Up Payment shall be paid to the Executive so as to cause the Executive to be subject to tax under Section 409A of the Code. In particular, if necessary to avoid taxation under Code Section 409A, the Gross-Up Payment shall be paid to Executive in a lump sum at the same date that severance payments are paid to the Executive pursuant to Section 3.4(a). If the amount of the Gross-Up Payment cannot be fully determined pursuant to Section 3.6(b) by such date, the Company shall pay to the Executive on such date an estimate of the Gross-Up Payment, as determined by the Accounting Firm, and shall pay the remainder (or the Executive shall reimburse the Company the difference) 30 days thereafter.

3.7. Section 409A Tax. Notwithstanding anything herein to the contrary, to the extent any payment or provision of benefits under this Agreement upon the Executive’s “separation from service” is subject to Section 409A of the Code, no such payment shall be made, and Executive shall be responsible for the full cost of such benefits, for six (6) months following the Executive’s “separation from service” if the Executive is a “specified employee.” On the expiration of such six (6) month period, any payments delayed, and an amount sufficient to reimburse the Executive for the cost of benefits met by the Executive, during such period shall be aggregated (the “Make-Up Amount”) and paid in full to the Executive, and any succeeding payments and benefits shall continue as scheduled hereunder. The Company shall credit the Make-Up Amount with interest at no less than the interest rate it pays for short-term borrowed funds, such interest to accrue from the date on which payments would have been made, or benefits would have been provided, by the Company to the Executive absent the six month delay. The terms “separation from service” and “specified employee” shall have the meanings set forth under Section 409A and the regulations and rulings issued thereunder. Furthermore, the Company shall not be required to make, and the Executive shall not be required to receive, any severance or other payment or benefit under Sections 3.3, 3.4 or 3.6 hereof if the making of such payment or the provision of such benefit or the receipt thereof shall result in a tax to the Executive arising under Section 409A of the Code (a “Section 409A Tax”). In the event the Company cannot make a payment or provide a benefit under Sections 3.3, 3.4 or 3.6 hereof, or if the Executive cannot receive any such payment or benefit, in accordance with the terms of such Sections, without the Executive incurring a Section 409A Tax, then the Company and the Executive shall work together in good faith to agree on an alternative payment schedule or an alternative benefit of comparable economic value acceptable to both parties (and to amend this Agreement, where necessary or desirable) such that the Executive does not incur a Section 409A Tax or the Executive incurs the least amount of Section 409A Tax as is possible under the circumstances. If a satisfactory alternative payment schedule or benefit cannot be agreed to by the later to occur of (i) the originally scheduled payment, distribution or benefit date and (ii) six months following the date of the Executive’s “separation from service,” the Company shall provide such payment, distribution or benefit to the Executive (“409A Amount”) on the originally scheduled date for such payment, distribution or benefit together with an additional payment (a “409A Payment”) in an amount such that after payment by the Executive of all taxes imposed on the 409A Payment (excluding any Excise Tax to which payment to the Executive is made pursuant to Section 3.6(a)), the Executive retains an amount of the 409A Payment equal to any taxes (including taxes, penalties and interest under Section 409A) on the 409A Amount.

SECTION 4. RESTRICTIVE COVENANTS.
4.1. Confidentiality. The Executive agrees that he will not, either during the Term or at any time after the expiration or termination of the Term, disclose to any other Person any confidential or proprietary information of the Company, the Company’s Parent, or any of their subsidiaries, except for (a) disclosures to directors, officers, key employees, independent accountants and counsel of the Company and its subsidiaries as may be necessary or appropriate in the performance of the Executive’s duties hereunder, (b) disclosures which do not have a material adverse effect on the business or operations of the Company and its subsidiaries, taken as a whole, (c) disclosures which the Executive is required to make by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible any information, (d) disclosures with respect to any other litigation, arbitration or mediation involving this Agreement, and (e) disclosures of any such confidential or proprietary information that is, at the time of such disclosure, generally known to and available for use by the public otherwise than by the Executive’s wrongful act or omission. The Executive agrees not to take with him upon leaving the employ of the Company any document or paper relating to any confidential information or trade secret of the Company and its subsidiaries, except that Executive shall be entitled to retain (i) papers and other materials of a personal nature, including but limited to, photographs, correspondence, personal diaries, calendars and Rolodexes (so long as such Rolodexes do not contain the Company’s only copy of business contact information), personal files and phone books, (ii) information showing his compensation or relating to his reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.
4.2. Non-Solicitation of Employees. The Executive agrees that, except in the course of performing his duties hereunder, he will not, either during the Term and for a period of two (2) years after the expiration or termination of the Term, directly or indirectly, solicit or induce or attempt to solicit or induce or cause any of the employees of the Company, the Company’s Parent, or any of their subsidiaries to leave the employ of the Company, the Company’s Parent, or of any of their subsidiaries.
SECTION 5. MISCELLANEOUS PROVISIONS.
5.1. No Mitigation; Offsets. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise and no future income earned by the Executive from employment or otherwise shall in any way reduce or offset any payments due to the Executive hereunder. Assuming a payment or otherwise is due Executive under this Agreement, the Company may offset against any amount due Executive under this Agreement only those amounts due Company in respect of any undisputed, liquidated obligation of Executive to the Company.
5.2. Governing Law. The provisions of this Agreement will be construed and interpreted under the laws of the State of New Jersey, without regard to principles of conflicts of law.

5.3. Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of Sections 4.1 and 4.2 hereof would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts of the State of New Jersey for the purpose of injunctive relief.
5.4. Representations and Warranties by Executive. The Executive represents and warrants to the best of his knowledge that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator or governmental agency applicable to the Executive or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.
5.5. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
5.6. Assignment. No right or benefit under this Agreement shall be assigned, transferred, pledged or encumbered (a) by the Executive except by a beneficiary designation made by will or the laws of descent and distribution or (b) by the Company except that the Company may assign this Agreement and all of its rights hereunder to any Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets; provided that such Person shall, by agreement in form and substance satisfactory to the Executive, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such merger, consolidation or sale had taken place. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and each of its successors and assigns, and the Executive, his heirs, legal representatives and any beneficiary or beneficiaries designated hereunder.
5.7. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

5.8. Arbitration. Any dispute which may arise between the Executive and the Company with respect to the construction, interpretation or application of any of the terms, provisions, covenants or conditions of this Agreement or any claim arising from or relating to this Agreement will be submitted to final and binding arbitration by three (3) arbitrators in Newark, New Jersey, under the expedited rules of the American Arbitration Association then obtaining. One such arbitrator shall be selected by each of the Company and the Executive, and the two arbitrators so selected shall select the third arbitrator. Selection of all three arbitrators shall be made within thirty (30) days after the date the dispute arose. The written decision of the arbitrators shall be rendered within ninety (90) days after selection of the third arbitrator. The decision of the arbitrators shall be final and binding on the Company and the Executive and may be entered by either party in any New Jersey federal or state court having jurisdiction.
5.9. Legal Costs. The Company shall pay any reasonable attorney’s fees and costs incurred by the Executive in connection with any dispute regarding this Agreement so long as Executive’s claim(s) or defense(s) in such action are asserted in the good faith belief that they are not frivolous. The Company shall pay any such fees and costs promptly following its receipt of written requests therefor, which requests shall be made no more frequently than once per calendar month. The Company shall bear all legal costs and expenses incurred in the event the Company should contest or dispute the characterization of any amounts paid pursuant to this Agreement as being nondeductible under Section 280G of the Code or subject to imposition of an excise tax under Section 4999 of the Code, including, without limitation, the reasonable costs and expenses of any counsel selected by the Executive to represent him in connection with such a matter.
5.10. Severability. In the case that any one or more of the provisions contained in this Agreement shall, for any reason, be held invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
5.11. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed via facsimile.
5.12. Headings; Interpretation. The various headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. It is the intent of the parties that this Agreement not be construed more strictly with regard to one party than with regard to any other party.

5.13. Notices.
(a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and sent as follows:
If to the Company, to:
Selective Insurance Company of America
40 Wantage Avenue
Branchville, New Jersey 07890
Attn: General Counsel
Fax: (973) 948-0282
If to the Executive, to:
Mary T. Porter
139 Island View Drive
Annapolis, MD 21401
(b) All notices and other communications required or permitted under this Agreement which are addressed as provided in Paragraph (a) of this Section 5.13, (i) if delivered personally against proper receipt shall be effective upon delivery, (ii) if sent by facsimile transmission (with evidence supplied by the sender of the facsimile’s receipt at a facsimile number designated for receipt by the other party hereunder, which other party shall be obligated to provide such a facsimile number) shall be effective upon dispatch, and (iii) if sent (A) by certified or registered mail with postage prepaid or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective upon receipt. The parties hereto may from time to time change their respective addresses and/or facsimile numbers for the purpose of notices to that party by a similar notice specifying a new address and/or facsimile number, but no such change shall be deemed to have been given unless it is sent and received in accordance with this Section 5.13.
5.14. Withholding. All amounts payable by the Company to the Executive hereunder (including, but not limited to, the Salary or any amounts payable pursuant to Sections 3.3 and/or 3.4 hereof) shall be reduced prior to the delivery of such payment to the Executive by an amount sufficient to satisfy any applicable federal, state, local or other withholding tax requirements.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the Commencement Date.

SELECTIVE INSURANCE COMPANY OF AMERICA
By:	/s/ Victor N. Daley
Victor N. Daley
Its Executive Vice President, Human Resources

EXECUTIVE
/s/ Mary T. Porter
Mary T. Porter

EXHIBIT A
FORM OF RELEASE
Reference is hereby made to the Employment Agreement, dated as of  _____, 200___  (the “Employment Agreement”), by and between  _____  (the “Executive”) and Selective Insurance Company of America, a New Jersey corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings specified in the Employment Agreement.
Pursuant to the terms of the Employment Agreement and in consideration of the payments to be made to the Executive by the Company, which Executive acknowledges are in excess of what Executive would otherwise be entitled to receive, the Executive hereby releases and forever discharges and holds the Company and its parent, affiliates, and subsidiaries (collectively, the “Company Parties” and each a “Company Party”), and the respective officers, directors, employees, partners, stockholders, members, agents, affiliates, successors and assigns and insurers of each Company Party, and any legal and personal representatives of each of the foregoing, harmless from all claims or suits, of any nature whatsoever (whether known or unknown), past, present or future, including those arising from the law, being directly or indirectly related to the Executive’s employment by or the termination of such employment by any Company Party, including, without limiting the foregoing, any claims for notice, pay in lieu of notice, wrongful dismissal, severance pay, bonus, overtime pay, incentive compensation, interest or vacation pay for the Executive’s service as an officer or director to any Company Party through the date hereof. The Executive also hereby agrees not to file a lawsuit asserting any such claims. This release (this “Release”) includes, but is not limited to, claims growing out of any legal restriction on any Company Party’s right to terminate its employees and claims or rights under federal, state, and local laws prohibiting employment discrimination (including, but not limited to, claims or rights under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, and the laws of the State of New Jersey against discrimination, or any other federal or state statutes prohibiting discrimination on the basis of age, sex, race, color, handicap, religion, national origin, and sexual orientation, or any other federal, state or local employment law, regulation or other requirement) which arose before the date this Release is signed, excepting only claims in the nature of workers’ compensation, claims for vested benefits, and claims to enforce this agreement. The Executive acknowledges that because this Release contains a release of claims and is an important legal document, he has been advised to consult with counsel before executing it, that he may take up to [twenty-one (21)]1 [forty-five (45)]2 days to decide whether to execute it, and that he may revoke this Release by delivering or mailing a signed notice of revocation to the Company at its offices within seven (7) days after executing it. If Executive executes this Release and does not subsequently revoke the release within seven (7) days after executing it, then this Release shall take effect as a legally binding agreement between Executive and the Company.

[1]	Delete brackets and use text enclosed therewith if 45 days is not otherwise required by Section 7(f)(1)(F) of the Age Discrimination in Employment Act and/or 29 C.F.R. Part 1625. If 45 days is so required, delete bracketed text in its entirety.

[2]	Delete brackets and use text enclosed therewith if 45 days is required by Section 7(f)(1)(F) of the Age Discrimination in Employment Act and/or 29 C.F.R. Part 1625. If 45 days is not so required, delete bracketed text in its entirety.

If Executive does not deliver to the Company an original signed copy of this Release by  _____, or if Executive signs and revokes this Release within seven (7) days as set forth above, the Company will assume that Executive rejects the Release and Executive will not receive the payments referred to herein.
The Executive acknowledges that there is a risk that after signing this Release he may discover losses or claims that are released under this Release, but that are presently unknown to him. The Executive assumes this risk and understands that this Release shall apply to any such losses and claims.
The Executive understands that this Release includes a full and final release covering all known and unknown, injuries, debts, claims or damages which have arisen or may have arisen from Executive’s employment by or the termination of such employment by any Company party. The Executive acknowledges that by accepting the benefits and payments set forth in the Employment Agreement, he assumes and waives the risks that the facts and the law may be other than as he believes.
Notwithstanding the foregoing, this Release does not release, and the Executive continues to be entitled to, (i) any rights to exculpation or indemnification that the Executive has under contract or law with respect to his service as an officer or director of any Company Party and (ii) receive the payments to be made to him by the Company pursuant to Section 3.3 and/or 3.4 of the Employment Agreement (including any plan, agreement or other arrangement that is referenced in or the subject of the applicable Section), subject to the conditions set forth in Section 3.5 of the Employment Agreement, (iii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against him as a result of any act or failure to act for which he and any Company party are jointly liable, and (iv) any claim in respect of any insurance policy with any Company party entered into outside of the employment relationship.
This Release constitutes the release referenced in Section 3.5 of the Employment Agreement.

The undersigned Executive, having had the time to reflect, freely accepts and agrees to the above Release. The Executive acknowledges and agrees that no Company representative has made any representation to or agreement with the Executive relating to this Release which is not contained in the express terms of this Release. The Executive acknowledges and agrees that the execution and delivery of this Release is based upon the Executive’s independent review of this Release, and the Executive hereby expressly waives any and all claims or defenses by the Executive against the enforcement of this Release which are based upon allegations or representations, projections, estimates, understandings or agreements by the Company or any of its representatives or any assumptions by the Executive that are not contained in the express terms of this Release.

EXECUTIVE

Date:

[Attach disclosures required by the Older Workers Benefit Protection Act, if required]

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the “Amendment”) is made effective as of this 15th day of April, 2008 between Selective Insurance Company of America, a New Jersey corporation with a principal place of business at 40 Wantage Avenue, Branchville, New Jersey 07890 (the “Company”), and Mary T. Porter, an individual residing at 139 Island View Drive, Annapolis, MD 21401, (the “Executive”).
WHEREAS, on January 1, 2007, the parties entered into an Employment Agreement (the “Employment Agreement”); and
WHEREAS, the parties wish to amend the Employment Agreement to reflect recent guidance under Sections 409A and 162(m) of the Internal Revenue Code of 1986, as amended, and to reflect certain changes in the terms of the Executive’s employment as a result of the Executive’s promotion to Executive Vice President of the Company;
NOW, THEREFORE, for and in consideration of the mutual promises, terms, provisions and conditions set forth herein, the parties hereby amend the Employment Agreement, effective as of the date first above written unless otherwise noted, as follows:
1. Effective January 1, 2009, a new definition shall be added to Section 1.1 of the Employment Agreement (Definitions) as follows:
“Section 409A” means Section 409A of the Code and the regulations of the Treasury and other applicable guidance promulgated thereunder.
2. Effective January 1, 2009, the definition of “Good Reason” in Section 1.1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“Good Reason” means the occurrence of any one or more of the following conditions; provided, however, that no such condition shall be deemed to constitute “Good Reason” unless the Executive provides notice of such condition to the Company within ninety (90) days of its initial existence, and the Company shall have failed to remedy the condition within thirty (30) days of its receipt of such notice:
(i) any material diminution in the Executive’s Salary below the annualized rate in effect on the date on which a Change in Control shall have occurred, unless such reduction is implemented for the senior executive staff generally, provided, however that such reduction shall constitute Good Reason even if implemented for senior executive staff generally if such reduction occurs within two years after a Change in Control;

(ii) any material negative change in the aggregate benefits the Executive receives, other than as a result of the normal expiration of any Plan as to other eligible employees in accordance with its terms as in effect on the date preceding the date on which a Change in Control shall have occurred, or unless such change affects all participants of such Plan generally;
(iii) without the Executive’s express prior written consent, a material diminution of the Executive’s position, duties, responsibilities and status with the Company immediately prior to a Change in Control, or any material diminution in the Executive’s responsibilities as an executive of the Company as compared with those he had as an executive of the Company immediately prior to a Change in Control, or any material negative change in the Executive’s titles or office as in effect immediately prior to a Change in Control, except in connection with the termination of the Executive’s employment for Cause, Disability or Retirement or as a result of the Executive’s death, or by his termination of his employment other than for Good Reason;
(iv) without the Executive’s express prior written consent, the imposition of a requirement by the Company that the Executive be based at any location in excess of fifty (50) miles from the location of the Executive’s office on the date preceding the date on which a Change in Control shall have occurred;
(vi) the failure by the Company to obtain from any Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets, the agreement of such Person as set forth in the proviso in Section 5.6 hereof; provided that such merger, consolidation or sale constitutes a Change in Control; or
(vii) within two years after a Change in Control shall have occurred, any action or inaction that constitutes a material breach by the Company of any of the terms and conditions of this Agreement.
3. The first sentence of Section 2.3(a) of the Employment Agreement shall be deleted and replaced with the following:
The Executive agrees to serve as Executive Vice President during the Term.
4 The first sentence of Section 2.4(a) of the Employment Agreement shall be deleted and replaced with the following:
For all services rendered by the Executive under this Agreement, the Company shall pay the Executive a salary during the Term at a rate of not less than THREE HUNDRED TWENTY-FIVE THOUSAND AND 00/100 DOLLARS ($325,000.00) per year, which may be increased but not decreased unless decreased for the senior executive staff generally (the “Salary”), payable in installments in accordance with the Company’s policy from time to time in effect for payment of salary to its executives.

5. Section 3.3(b)(i) of the Employment Agreement shall be deleted and replaced with the following:
If the Executive’s employment is terminated pursuant to Paragraphs (a) or (b) in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the product of (A) 1.5 times (B) the Executive’s Salary plus an amount equal to the average of the three most recent annual cash incentive payments (each an “ACIP”) made to the Executive; provided that any such severance payment shall be reduced by the amount of payments the Executive receives under any life or disability insurance policies with respect to which the premiums were paid by the Company.
6. Section 3.3(b)(ii) of the Employment Agreement shall be deleted and replaced with the following:
If the Executive’s employment is terminated pursuant to Paragraph (e) or (f) in Section 3.1 hereof, then the Executive shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the product of (A) 1.5 times (B) the Executive’s Salary plus an amount equal to the average of the three most recent ACIP payments made to the Executive.
7. The first sentence of Section 3.3(c)(ii) of the Employment Agreement shall be amended by substituting “eighteen (18) months” for “twelve (12) months.”
8. Section 3.4(a) of the Employment Agreement shall be deleted and replaced with the following:
The Executive shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the product of (i) 2; and (ii) the greater of:
(1) the sum of the Executive’s Salary plus the Executive’s target ACIP in effect as of the Termination Date; or
(2) the sum of the Executive’s Salary as of the Termination Date plus the Executive’s average ACIP for the three (3) calendar years prior to the calendar year in which the Termination Date occurs.”

Such payment shall be made, subject to Section 3.7, sixty (60) days following the Executive’s termination of employment; provided, however, that, if and to the extent any payments under this Section 3.4 constitute deferred compensation subject to Section 409A, then, unless the Change in Control qualifies as a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as described in Treasury Regulations Section 1.409A-3(i)(5), such payment shall be made at the times specified in Section 3.3(b)(iii) of the Employment Agreement. The severance payment(s) required to be made by the Company to the Executive pursuant to this Section 3.4(a) shall be in lieu of, and not in addition to, any other severance payments required to be paid by the Company to the Executive.
9. The first sentence of Section 3.4(b) of the Employment Agreement shall be amended by substituting “twenty-four (24) months” for “eighteen (18) months.”
10. Effective January 1, 2009, Section 3.4(c)(ii) of the Employment Agreement shall be deleted and replaced with the following:
(ii) to the extent that any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits shall require by their terms the exercise thereof by the Executive, the last date to exercise the same shall, notwithstanding any provision to the contrary in any agreement or Plan, be the earliest of (A) the later to occur of the fifteenth day of the third month following the date on which, or the December 31 of the calendar year in which, any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits would otherwise have expired if not extended, (B) the original expiration date had the Executive’s employment not so terminated, and (C) with respect only to a stock option or stock appreciation right, the tenth anniversary of the date of grant of such stock right;
11. Effective January 1, 2009, Section 3.5 of the Employment Agreement shall be renumbered as Section 3.5(a) and retitled “Release and Restrictive Covenants,” and the first sentence of Section 3.5(a) of the Employment Agreement shall be deleted and replaced with the following:
Within ten (10) days of the Executive’s termination of employment, the Company shall provide the Executive with a release substantially in the form of Exhibit A attached hereto (the “Release”). The Executive’s right to receive the severance payments and benefits pursuant to Sections 3.3 and 3.4 hereof is expressly conditioned upon (i) receipt by the Company of the Release executed by the Executive within forty-five (45) days of receipt by the Executive of such Release, and the expiration of the revocation period described therein without such Release having been revoked, and (ii) the compliance by the Executive with the covenants, terms and provisions of Sections 4.1 and 4.2 hereof (the “Restrictive Covenants”).

12. A new Section 3.5(b) of the Employment Agreement shall be added as follows:
(b) Performance-Based Compensation. Upon the expiration of the initial three (3) year period of the Term, during any calendar year in which the Executive is a “covered employee,” as defined in Section 162(m)(3) of the Code, if any ACIP entitlements or stock-based awards of the Executive are intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, then the Executive shall not be entitled to any severance payments based on his ACIP payments or accelerated vesting of his stock-based awards pursuant to Section 3.3 or 3.4 of this Agreement if and to the extent that such payments or accelerated vesting would cause any portion of such ACIP entitlements or stock-based awards to fail to be deductible pursuant to Section 162(m) of the Code.
13. Effective January 1, 2009, Section 3.6(d) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
Application of Section 409A. Notwithstanding anything in this Section 3.6 to the contrary, all Gross-Up Payments shall be made by the end of the Executive’s taxable year next following the taxable year in which he remits the related taxes to the applicable taxing authorities.
14. Effective January 1, 2009, Section 3.7 of the Employment Agreement shall be deleted in its entirety and replaced with the following:
(a) Specified Employee Provisions. “Notwithstanding anything herein to the contrary, if the Executive is a “specified employee,” as defined under Section 409A, of the Company, as determined by the Board or the Compensation Committee of the Company or the Company’s parent company from time to time, upon the date of his “separation from service,” as defined in Section 409A, from the Company (his “Separation from Service”), then, to the extent any payment or provision of benefits under this Agreement upon the Executive’s Separation from Service is subject to Section 409A of the Code, no such payment shall be made and the Executive shall be responsible for the full cost of such benefits for six (6) months following the Executive’s Separation from Service; provided, however, that such six month delay of payments shall not apply to any payments or benefits that are not subject to Section 409A, including the following: (a) any severance or other payments that become due and payable during the period commencing with the date of the Executive’s date of termination of employment and ending on March 15 of the succeeding calendar year and which qualify as “short term deferral payments” under Section 409A, and (b) any remaining severance or other payments paid after the Executive’s Separation from Service to the extent (i) that the dollar amount of such payments does not exceed two (2) times the lesser of (x) the Executive’s annualized compensation (based on the Executive’s annual rate of pay for the calendar year preceding the calendar year in which the separation from service occurred, adjusted to reflect any increase during such calendar year which was expected to continue indefinitely had the Executive’s separation from service not occurred) or (y) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which the separation from service occurred, and (ii) such severance or other payments are to be made to the Executive no later than the last day of the second calendar year following the calendar year in which the Separation from Service occurs. For purposes of Section 409A, the severance payments and each monthly provision of severance benefits under Sections 3.3 and 3.4 of this Agreement shall be treated as a right to a series of separate payments.
(b) Amendments and Acknowledgements. All payments to the Executive pursuant to this Agreement are intended to comply with, or to be exempt from, the requirements of Section 409A of the Code. The Company and Executive agree that they will consider in good faith any and all amendments to this Agreement either may deem necessary to ensure compliance with the provisions of Section 409A of the Code. However, the Executive acknowledges that, notwithstanding the 409A Payment set forth in Section 3.7 of this Agreement, the Executive bears the entire risk of any adverse Federal and State tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Section 409A of the Code and that no representations have been made to the Executive relating to the tax treatment of any payment pursuant to this Agreement under Section 409A of the Code and the corresponding provisions of any applicable State income taxation laws [(including California income taxation laws)].”

15. Effective January 1, 2009, the second sentence in Section 5.1 of the Employment Agreement shall be deleted and replaced with the following:
Assuming a payment or otherwise is due to the Executive under this Agreement, the Company may offset against any amount due to the Executive under this Agreement only those amounts due to the Company in respect of any undisputed, liquidated obligation of the Executive to the Company; provided, however, that any amount due to the Company by the Executive shall first be applied to offset amounts due to the Executive under this Agreement that are not deferred compensation subject to Section 409A, and then, to the extent applicable, to offset amounts due to the Executive under this Agreement that are deemed to be deferred compensation subject to Section 409A; and further provided that, if and to the extent required to satisfy the provisions of Treasury Regulation Section 1.409A-3(j)(xiii), any debt of the Executive to the Company may be offset against any amount due to the Executive under this Agreement that constitutes deferred compensation subject to Section 409A only if (a) such debt is incurred in the ordinary course of the service relationship between the Executive and the Company, (b) the entire amount of the offset is limited to $5,000 in any of the Company’s taxable years, and (c) the offset is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Executive.
16. All other provisions of the Employment Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment effective as of the date above written.

SELECTIVE INSURANCE COMPANY OF AMERICA
By:	/s/ Victor N. Daley
Victor N. Daley
Its Executive Vice President, Human Resources

EXECUTIVE
/s/ Mary T. Porter
Mary T. Porter